Exhibit 16

June 14, 2005

Securities and Exchange Commission

101 F Street, N.E.

Washington, D.C. 20549

Commissioners:

We have read the statements made by J.L. Halsey Corporation (copy attached), which we understand will be filed with the U.S. Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of J.L. Halsey’s Form 8-K report dated June 8, 2005.  We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/ PricewaterhouseCoopers LLP